EXHIBIT 10J

Form Grant Letter for Restricted Stock Award

1997 Employee Stock Plan

[ BASSETT FURNITURE INDUSTRIES LETTERHEAD ]

[DATE OF GRANT]

(NAME)

(STREET)

(CITY, STATE)

Dear (NAME):

You have been granted restricted shares of the common stock of the Company, as explained below (“Restricted Stock”). The grant is made pursuant to the Bassett Furniture Industries, Incorporated 1997 Employee Stock Plan (the “Plan”). All capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Number of shares of Restricted Stock granted: (                    )

Except as provided below, the shares of Restricted Stock are nontransferable and are subject to a substantial risk of forfeiture. The shares will become nonforfeitable (i.e., “Vested”) as of the earliest of the dates provided in paragraphs 1, 2, 3 or 4 below (the “Vesting Date”). To become Vested, you must continue to be an employee of the Company up through and including the Vesting Date. If you cease to be an employee of the Company prior to the Vesting Date, the Restricted Stock shall at that time be forfeited to the Company.

(1)	The Restricted Stock shares awarded are fully Vested as of , unless the shares are Vested earlier as provided in paragraphs 2, 3 or 4 below.

(2)	If you die or become Disabled while you are an employee of the Company, all of the Restricted Stock shares shall be Vested as of the date of your death or Disability.

(3)	All of the Restricted Stock shares shall be Vested as of a Change in Control.

You may not sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of the Restricted Stock shares, other than by the laws of descent and distribution, unless such shares have Vested and until                     .

Before the Restricted Stock shares will be issued, you must deliver to the Company a stock power, endorsed in blank, with respect to the shares. The Company will retain custody of stock certificates evidencing the shares. On                     , the Company will deliver to you the stock power and stock certificates evidencing shares that have become Vested.

For both unvested and Vested Restricted Stock shares, you will have the right to vote the shares and receive dividends and other distributions thereon.

[DATE OF GRANT]

This award and the Restricted Stock shares will be adjusted in the event of a dividend, spin-off, stock split-up, subdivision or consolidation of shares of Common Stock or due to other transactions involving the Company as provided in the Plan.

The Board of the Company may, at any time and in its sole discretion, accelerate the time at which any or all restrictions on the Restricted Stock shares lapse or remove any and all such restrictions.

The Plan contains certain general terms applicable to all grants that are not repeated in this agreement; however, such terms are incorporated herein by reference. In the case of any conflict between the Plan and this letter, the terms of the Plan will control. Copies of the Company’s annual report to shareholders, Form 10-K for fiscal year 2005, as well as copies of the Plan are available from [NAME], [TITLE], [PHONE NUMBER].

Please indicate your acceptance of the terms and conditions pertaining to the Restricted Stock shares granted herein by signing your name in the space provided below and returning one copy to:

(NAME)

(ADDRESS)

When signed by you, this letter will become the Company’s agreement with you.

Sincerely,

(NAME)
(TITLE)

ACCEPTED:

Signature

Printed Name

Date: